Exhibit 99.1

Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES FIRST-QUARTER EARNINGS PER DILUTED
SHARE OF $0.73, UP 37.7% FROM THE COMPARABLE PRIOR-YEAR QUARTER
 ______________________________

Quarterly Operating Ratio Improves 200 Basis Points to 85.1%

THOMASVILLE, N.C. - (April 30, 2015) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month period ended March 31, 2015. Revenue was $696.2 million, a 12.2% increase from $620.3 million for the first quarter of 2014. Net income grew 36.3% to $62.5 million from $45.9 million for the first quarter of 2014. Earnings per diluted share increased 37.7% to $0.73 for the first quarter of 2015 from $0.53 for the comparable prior-year quarter. Old Dominion’s operating ratio improved 200 basis points to 85.1% from 87.1% for the first quarter of 2014.

“Old Dominion began 2015 with another quarter of outstanding performance in terms of first quarter revenue, operating ratio and net income per diluted share,” commented David S. Congdon, President and Chief Executive Officer of Old Dominion. “We produced strong profitable growth driven by further expansion in our market share. We continue to win market share by keeping our promise to provide on-time, claims-free service at a fair price.

“The Company’s revenue growth for the first quarter of 2015 was largely attributable to an 11.4% increase in LTL tons per day as compared to the same quarter last year, which reflected a 13.5% increase in LTL shipments partially offset by a 1.8% decline in LTL weight per shipment. We achieved this tonnage growth while also maintaining our pricing discipline. While LTL revenue per hundredweight increased 0.4%, our LTL revenue per hundredweight, excluding fuel surcharges, increased 6.2% reflecting a favorable pricing environment as well as the positive impact on this metric from the decrease in weight per shipment.

“The combination of the increases in yield and tonnage density contributed to the 200 basis point year-over-year improvement in our operating ratio. Our 85.1% operating ratio was a new first quarter record for us, which we achieved despite the impact of severe winter weather and increased costs associated with a slight decline in productivity. The number of our full-time employees at March 31, 2015 was 16,835, which was a 17% increase from the first quarter of 2014. We believe we can realize additional operating efficiencies as density continues to improve and our newer employees gain experience.

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ODFL Reports First-Quarter Financial Results

April 30, 2015

“We continued to invest in the capacity and capabilities of our network, equipment and technology during the first quarter, with capital expenditures totaling $72.2 million. Consistent with our long-term and ongoing investment strategies, we opened our 223rd service center during the first quarter in Watertown, South Dakota and completed the expansion of our service center in Oshkosh, Wisconsin. We continue to expect capital expenditures for 2015 to total $463.3 million, including planned expenditures of $164.7 million for real estate and service center expansion projects, $271.8 million for tractors, trailers and other equipment and $26.8 million for technology and other assets.

“During the first quarter of 2015, we also repurchased 180,638 shares of our common stock for a total cost of $13.3 million. These purchases were made pursuant to our previously announced two-year, $200 million stock repurchase program.”

Mr. Congdon concluded, “We are excited about Old Dominion’s opportunities in 2015, and we believe we are better positioned to produce sustainable long-term growth than at any time in our history. We have created a strong and unique competitive market position by delivering on our value proposition. We will steadily refine and improve on our service value while also making the necessary investments in our people, infrastructure, equipment and technology, all of which have differentiated Old Dominion from others in our industry. With our proven business model, market leadership and strong capital position, we are primarily focused on execution, discipline and investment during 2015, and we are confident in our ability to produce further long-term growth in earnings and shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through May 30, 2015. A telephonic replay will also be available through May 15, 2015 at (719) 457-0820, Confirmation Number 8002657.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (9) cost increases associated with employee benefits, including compliance obligations associated with the Patient Protection and Affordable Care Act; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to litigation and governmental proceedings; (16) various risks arising from our international business operations and relationships; (17) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration, including its Compliance, Safety, Accountability initiative, and other regulatory agencies; (18) seasonal trends in the less-than-truckload industry,

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ODFL Reports First-Quarter Financial Results

April 30, 2015

including harsh weather conditions; (19) our dependence on key employees; (20) the concentration of our stock ownership with the Congdon family; (21) the costs and potential adverse impact associated with future changes in accounting standards or practices; (22) potential costs associated with cyber incidents and other risks, including system failure, security breach, disruption by malware or other damage; (23) the impact of potential disruptions to our information technology systems or our service center network; (24) damage to our reputation from the misuse of social media; (25) dilution to existing shareholders caused by any issuance of additional equity; and (26) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services, which include ground and air expedited transportation and consumer household pickup and delivery through a single integrated organization. In addition to its core LTL services, the Company offers a broad range of value-added services including international freight forwarding, container drayage, truckload brokerage, supply chain consulting and warehousing.

OLD DOMINION FREIGHT LINE, INC.
Financial Highlights

	Three Months Ended
	March 31,		%
(In thousands, except per share amounts)	2015	2014	Chg.
Revenue	$696,245	$620,276	12.2%
Operating income	$103,565	$80,052	29.4%
Operating ratio	85.1%	87.1%
Net income	$62,524	$45,887	36.3%
Basic and diluted earnings per share	$0.73	$0.53	37.7%
Basic and diluted weighted average shares outstanding	85,971	86,165	(0.2)%

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ODFL Reports First-Quarter Financial Results

April 30, 2015

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	First Quarter
(In thousands, except per share amounts)	2015		2014
Revenue	$696,245	100.0%	$620,276	100.0%

Operating expenses:
Salaries, wages & benefits	368,442	52.9%	311,181	50.2%
Operating supplies & expenses	88,049	12.6%	106,294	17.1%
General supplies & expenses	21,292	3.1%	19,135	3.1%
Operating taxes & licenses	22,274	3.2%	19,050	3.1%
Insurance & claims	10,042	1.4%	7,973	1.3%
Communications & utilities	6,775	1.0%	6,734	1.1%
Depreciation & amortization	38,788	5.6%	34,092	5.5%
Purchased transportation	30,148	4.3%	29,136	4.7%
Building and office equipment rents	2,278	0.3%	2,506	0.4%
Miscellaneous expenses, net	4,592	0.7%	4,123	0.6%

Total operating expenses	592,680	85.1%	540,224	87.1%

Operating income	103,565	14.9%	80,052	12.9%

Non-operating expense (income):
Interest expense	1,569	0.2%	2,076	0.3%
Interest income	(71)	(0.0)%	(33)	(0.0)%
Other expense, net	237	0.1%	775	0.1%

Income before income taxes	101,830	14.6%	77,234	12.5%

Provision for income taxes	39,306	5.6%	31,347	5.1%

Net income	$62,524	9.0%	$45,887	7.4%

Earnings per share:
Basic and Diluted	$0.73		$0.53

Weighted average outstanding shares:
Basic and Diluted	85,971		86,165

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ODFL Reports First-Quarter Financial Results

April 30, 2015

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	First Quarter
	2015	2014	% Chg.
Work days	63	63	—%
Operating ratio	85.1%	87.1%
LTL intercity miles (1)	129,467	111,555	16.1%
LTL tons (1)	1,872	1,680	11.4%
LTL shipments (1)	2,344	2,065	13.5%
LTL revenue per intercity mile	$5.23	$5.42	(3.5)%
LTL revenue per hundredweight	$18.08	$18.00	0.4%
LTL revenue per hundredweight, excluding fuel surcharges	$15.94	$15.01	6.2%
LTL revenue per shipment	$288.83	$292.95	(1.4)%
LTL revenue per shipment, excluding fuel surcharges	$254.75	$244.24	4.3%
LTL weight per shipment (lbs.)	1,598	1,627	(1.8)%
Average length of haul (miles)	928	929	(0.1)%

(1) -	In thousands
Note:
Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	March 31,	December 31,
(In thousands)	2015	2014
Cash and cash equivalents	$113,038	$34,787
Other current assets	386,855	398,356
Total current assets	499,893	433,143
Net property and equipment	1,778,471	1,743,245
Other assets	62,020	59,849
Total assets	$2,340,384	$2,236,237

Current maturities of long-term debt	$27,956	$35,714
Other current liabilities	293,726	219,924
Total current liabilities	321,682	255,638
Long-term debt	120,596	120,000
Other non-current liabilities	354,845	366,535
Total liabilities	797,123	742,173
Equity	1,543,261	1,494,064
Total liabilities & equity	$2,340,384	$2,236,237
Note: The financial and operating statistics in this press release are unaudited.

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